EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Among

SEEN ON TV, LLC

and

MARY BETH GEARHART (formerly FASANO)

(SELLER)

and

TV GOODS, INC.

and

AS SEEN ON TV, INC.

(BUYER)

Dated as of June 22, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2012, by and among TV Goods, Inc., a Florida corporation (“TVG”) and As Seen on TV, Inc., a Florida corporation (formerly known as H & H Imports, Incorporated (“HNHI”)) (“ASTV”), TVG and ASTV are collectively referred to below as (“Buyer”) and Seen on TV, LLC, a Delaware limited liability company (“SOTV”) and Mary Beth Gearhart (formerly Fasano), a Florida resident  (“Gearhart”).  SOTV and Gearhart are collectively referred to below as “Seller.”  Buyer and Seller are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, Seller is engaged in marketing products through the Internet (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, all the intellectual property assets associated with the Business, subject to the terms and conditions set forth herein;

WHEREAS, TVG and Seller entered into a Binding Letter Agreement on May 27, 2011, a copy of which is attached hereto as Exhibit “A” setting forth the agreement of the Parties with respect to the acquisition of intellectual property assets and related matters (the “Letter Agreement”);

WHEREAS, the Letter Agreement provided that the Parties would enter into final documents incorporating the agreements set forth in the Letter Agreement and other matters; and

WHEREAS, the Parties have agreed to revise certain provisions of the Letter Agreement relating inter alia to the ownership of certain intellectual property assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“ASTV” has the meaning set forth in the preamble.

“Bill of Sale” has the meaning set forth in Section 3.2(a)(iii).

“Business” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.4(a).

“Buyer Certificate” has the meaning set forth in Section 7.3(g).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Delivery” has the meaning set forth in Section 2.7.

“Delivery Agent” has the meaning set forth in Section 2.7.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $”  means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” has the meaning set forth in Section 5.4.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution” has the meaning set forth in Section 3.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gearhart” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HNHI” has the meaning set forth in the preamble.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Gearhart or SOTV used in or necessary for the conduct of the Business as set forth on Section 2.1 of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller or Seller's Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter Agreement” has the meaning set forth in the recitals.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers;  provided, however,  that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 4.3 and Section 6.7; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.4(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Payment Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Payment Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.5.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the sale of products through any form of electronic, television and traditional retailing methods to the extent that such sale of products is in competition with the business activities of TVG.  The parties agree to consult to determine what business activities are appropriate, and TVG shall not unreasonably withhold its approval for a new business venture by Mary Beth Gearhart if that business is not in competition with TVG.  The mere existence of a web site to promote a business, shall not, by itself, be deemed to be reflective of a Restricted Business.

“Restricted Period” has the meaning set forth in Section 6.1(a).

“Securities Act” has the meaning set forth in Section 2.5(c).

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.4(b).

“Seller Certificate” has the meaning set forth in Section 7.2(h).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Shares” has the meaning set forth in Section 2.5(b).

“SOTV” has the meaning set forth in the preamble.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the Continental United States.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Disclosure Schedules and the other agreements, instruments and documents required to be delivered on or before the Closing Date.

“TVG” has the meaning set forth in the preamble.

ARTICLE II

PURCHASE AND SALE

Section 2.1

Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller's right, title and interest in, to and under all of the Intellectual Property Assets, properties and rights of every kind and nature, whether personal or mixed, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business, as set forth on Section 2.1 of the Disclosure Schedules, owned by Gearhart and SOTV (collectively, the “Purchased Assets”).

(a)

all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(b)

all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

Section 2.2

Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include any assets other than the Intellectual Property Assets, including the following assets (collectively, the “Excluded Assets”):

(a)

Contracts that are not assigned to the Buyer (the “Excluded Contracts”);

(b)

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)

accounts receivable not otherwise due to Buyer by way of its acquisition of the Purchased Assets and cash on hand; and

(d)

the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.3

Assumed Liabilities.  Buyer shall not assume any Liabilities of Seller.

Section 2.4

Excluded Liabilities.  Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)

any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)

any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-PaymentTax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby other than sales tax on the Purchased Assets, if any; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)

any Liabilities relating to the ongoing nature of Seller’s business:

(d)

any Liabilities relating to or arising out of the Excluded Assets;

(e)

any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)

any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(g)

any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(h)

any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(i)

any Liabilities of Seller for any present or former Employees, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, workers' compensation, severance, retention, termination or other payments;

(j)

any environmental Claims, or Liabilities under environmental laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(k)

any trade accounts payable of Seller;

(l)

any Liabilities of the Business;

(m)

any Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(n)

any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(o)

any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(p)

any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.5

Purchase Consideration.  The aggregate purchase price to be paid by Buyer for the Purchased Assets (the “Purchase Price”) shall be payable to Seller, or any third party designee of Seller, in cash and stock of ASTV, as follows:

(a)

On the Closing Date, Buyer will pay to Seller One Million Five Hundred Sixty Thousand Dollars ($1,560,000).

(b)

As part of the consideration for the Purchased Assets, HNHI previously issued to Seller and its designees, Five Million (5,000,000) unregistered shares of common stock of HNHI (all shares issued to Seller by either HNHI or to be issued to Seller by ASTV shall be referred to as “Shares”).  Subsequent to the issuance of the Shares, ASTV, in October, 2011, undertook a one-for-twenty reverse stock split.  Accordingly, Seller, as of the Closing Date, owns Two Hundred Fifty Thousand (250,000) Shares.  A new stock certificate for such post-reverse stock split Shares will be issued and delivered on the Closing Date upon submission to Buyer of the pre-split certificate.  Buyer acknowledges and agrees that the 250,000 Shares referenced in this Section 2.5(b) of this Agreement, having been held for more than one year since issue, are now unrestricted and freely transferrable as of the Closing Date.

(c)

On the Closing Date, ASTV will deliver to Seller Two Hundred Fifty Thousand (250,000) new Shares in such denominations as agreed by the parties.  Those Shares will be subject to a one-year lock-up agreement in the form attached hereto as Exhibit “B.”

(d)

Seller may designate certain persons to receive directly a portion of its Shares described in paragraphs (b) and (c) above.  Those persons shall agree in writing that they shall be obligated to treat those Shares in the same manner in which Shares are treated under this Agreement, including but not limited to, the sale provisions hereof, and that they shall promptly communicate any sale of such Shares and the appropriate sale information to Seller, who shall promptly transmit that information to Buyer.  All other transfers of Seller’s Shares shall be in accordance with applicable state and federal securities laws.

(e)

On the Closing Date, ASTV will deliver to Seller Two Hundred Fifty Thousand (250,000) new Warrants at an exercise price of Sixty-Four Cents ($.64) for a period of three (3) years from the Closing Date.  The Warrants shall be subject to piggy-back registration rights.

(f)

Buyer previously has paid to Seller Fifty Thousand Dollars ($50,000) in cash or other immediately available funds.

(g)

Commencing not later than April 1, 2012, and for each of the succeeding four years, Buyer shall contribute in the names of SOTV/Gearhart the amount of Ten Thousand Dollars ($10,000) per year, for a total contribution of Fifty-Thousand Dollars ($50,000), to The Moffitt Cancer Center in Tampa, Florida.  Seller acknowledges that payment of $10,000 of this amount previously has been made to The Moffitt Cancer Center.

(h)

Buyer also previously issued to Seller, or its designee, One Million (1,000,000) warrants to acquire additional shares of ASTV, at an exercise price equal to Thirty-five Cents ($.35), exercisable at any time and with an expiration date five (5) years from the date of issue.  Following the one for twenty reverse stock split, that grant shall constitute Fifty Thousand (50,000) warrants to acquire Shares at an exercise price reduced to One Dollar ($1.00) each for a period of five (5) years from the new issue date.

(i)

The Parties agree that the shares of common stock can be sold in accordance with Rule 144 of the Securities Act subject to the lock-up Agreement attached as Exhibit B.  If ASTV undertakes a registration of its shares with the U.S. Securities and Exchange Commission, Seller shall have “piggy-back registration rights” with respect to its Shares.

(j)

Notwithstanding any other provision of this Agreement, from the Closing Date through December 31, 2014 and if Seller continues to own during that time at least 250,000 Shares that it has received under the terms of this Agreement, Seller shall have anti-dilution protection on all of its Shares that it has received or will receive pursuant to this Agreement.  If any shares of common stock of ASTV are issued by ASTV during that time frame, Seller shall be issued additional Shares to maintain its proportional ownership in ASTV.  The foregoing anti-dilution protection shall not apply to the issuance of Shares pursuant to the exercise of any warrants that have been issued by ASTV to the Closing Date.

Section 2.6

Allocation of Purchase Price.  Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on Schedule 2.6 of the Disclosure Schedules (the “Allocation Schedule”).  Buyer and Seller shall cooperate in the preparation of the Allocation Schedule prior to the Closing Date. The Allocation Schedule shall record that all URLs included in the Purchased Assets are being transferred from Gearhart.  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.7

Delivery Agreement and Payments to SOTV.  Buyer recognizes that SOTV presently is a party to that certain Delivery Agent Commerce Platform Agreement, effective as of October 15, 2010, by and between SOTV and Delivery Agent, Inc. (“Delivery”) a ten year agreement (the “Delivery Agreement”) pursuant to which Delivery agreed to pay SOTV a minimum of Five Hundred Thousand Dollars ($500,000) per year through 2011 and $350,000 in 2012.  On the Closing Date, the Delivery Agreement shall be assigned to Buyer, and Buyer shall be entitled to receive all future Delivery payments.  Accrued but unpaid Delivery payments due to Seller will be paid on the Closing Date to Seller by Buyer and Buyer will receive the $87,500 Q2 payment from Delivery directly.  All future Delivery payments shall be made directly to Buyer.  Under the terms of the Delivery Agreement, Delivery had the first right to acquire the Purchased Assets.  SOTV represents and warrants that no other person or entity has a right to the Purchased Assets, and that SOTV is able to enter into this Agreement for the Purchased Assets.  By letter dated May 27, 2011, a copy of which is attached hereto as Exhibit C, Delivery has waived its right of first refusal to the Purchased Assets, and (ii) Delivery has acknowledged and agreed that Section 2.2 of the Delivery Agreement has been revised to delete the word “exclusive” from the second line of said Section 2.2.

Section 2.8

Transfer of Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall transfer full ownership of the Purchased Assets to Buyer or its designee.

ARTICLE III

EXECUTION

Section 3.1

Execution.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place on the closing date (the “Closing Date”) established by the Buyer and Seller, effective as of the Closing Date.  Delivery of the final Transaction Documents shall take place by electronic transfer of executed copies between the Parties by each Party’s counsel.

Section 3.2

Closing Deliverables.

(a)

Seller shall deliver to Buyer the following on the Closing Date:

(i)

the Seller Certificate

(ii)

a bill of sale in the form of Exhibit D hereto in form and substance satisfactory to Buyer (the “Bill of Sale”), duly executed by Seller, transferring the Purchased Assets to Buyer;

(iii)

the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.2(f) and Section 7.2(g);

(iv)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b)

Buyer shall deliver to Seller the following no later than the Closing Date:

(i)

the unpaid balance of the Purchase Price;

(ii)

the Buyer Certificate;

(iii)

the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(h) and Section 7.3(i);

(iv)

the Share certificates and the Warrants; and

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller, and Gearhart, in her capacity as sole shareholder of SOTV,  represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1

Organization and Qualification of Seller.  SOTV is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.2

Authority of Seller.  Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.3

No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated.

Section 4.4

Material Contracts.

(a)

Section 4.4 of the Disclosure Schedules lists all Contracts relating to Intellectual Property set forth in Section 4.4 of the Disclosure Schedules, being “Material Contracts”):

(b)

Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.5

Title to Purchased Assets.  Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances.

Section 4.6

Intellectual Property.

(a)

Section 4.6(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)

Seller owns exclusively all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Seller is in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller's ownership and use thereof.

(c)

Section 4.6(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d)

The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and no Action has been instituted, settled or, to Seller's Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e)

Section 4.6(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

Section 4.7

Legal Proceedings; Governmental Orders.

(a)

There are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.8

Compliance With Laws; Permits.

(a)

Except as set forth in Section 4.8(a) of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)

All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.8(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in 4.8(b) of the Disclosure Schedules.

Section 4.9

Taxes.

(a)

All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Date Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)

There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller's Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(d)

Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.10

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.11

Shares.  Seller represents and warrants as follows with respect to the acquisition of Shares:

(a)

Seller will acquire the Shares solely for Seller’s own account, as principal, for investment purposes, and not with a view to, or for resale in connection with, any distribution or underwriting of the Shares or any rights to purchase the Shares.  Seller understands and agrees that (i) no state or federal agency has passed, or will pass, upon the Shares or made any finding or determination as to the fairness of the Shares as an investment, (ii) the Shares have not been, and will not be, registered under either the Securities Act, or any state securities laws, (iii) the Shares can be offered for sale, sold, assigned, pledged, hypothecated, or otherwise transferred or encumbered only if the transaction is registered under those laws or qualifies for any available exemption from registration under those laws.

(b)

Seller believes that it has been provided with, or given reasonable access to all material information regarding Buyer and its business affairs, business operations, and financial condition, including all records, contracts, documents and other information requested by Buyer to date; officers and directors of Buyer have answered all questions asked by Seller; and Seller has carefully read all the written information that Seller was given and was offered ample opportunity to read all information to which Seller was provided access.

(c)

Seller  believes that it has been given adequate opportunity to evaluate the Shares, including opportunities to (i) obtain any additional information necessary to evaluate the Shares or to verify any information or representation, contained in the written information provided to Seller by or on behalf of Buyer, and (ii) make any other investigation that Seller considered necessary or appropriate to evaluate the business and financial affairs and condition of the Corporation.

(d)

Seller understands that the Shares are a speculative investment and that there are substantial risks incident to an investment in the Shares.  Seller is knowledgeable concerning the business of Buyer and has carefully considered and understands the risks and other factors affecting the suitability of the Shares as an investment for Seller.

(e)

Management of Buyer has answered all questions asked by Seller, and they shall have either furnished to Seller, or granted Seller full and unrestricted access to, all records, contracts, documents, and other information requested by Seller, with respect to the Shares, Buyer, and the business affairs, business operations, and financial condition of Buyer.

(f)

Seller understands that any forecasts or projections furnished to Seller by Buyer are only an orderly prediction of future results based on estimates and assumptions of Buyer’s management that eventually might or might not be substantiated and that neither Buyer nor any officer or director of Buyer assures or guarantees in any way that the projected results will be achieved.

(g)

Because of Seller’s knowledge and experience in financial and business matters generally and knowledge of Buyer and its business particularly, Seller understands, has carefully considered and is fully able to evaluate the merits, risks, and other factors bearing upon the suitability of the Shares as an investment for Seller, and Seller  has been afforded adequate opportunity to evaluate the Shares in light of those factors, Seller’s financial condition, and Seller’s investment knowledge and experience.

(h)

Seller is an “Accredited Investor,” as that term is defined in Regulation D promulgated under the Securities Act.

Section 4.12

Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1

Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

Section 5.2

Authority of Buyer.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.3

No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4

SEC Filings.  Buyer represents and warrants that is is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and has: (i) filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the Closing Date, other than Form 8-K reports; and (ii) submitted electronically and posted on its corporate Web site every Interactive Data File  required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding the Closing Date.

Section 5.5

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.6

Sufficiency of Payment.  Prior to the ASTV one for twenty reverse stock split, Buyer delivered to Seller 5,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares of Buyer’s common stock at $.35 per share over a five year period.

ARTICLE VI

COVENANTS

Section 6.1

Non-competition; Non-solicitation.

(a)

For the period of 36 months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing Date), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent or more of any class of securities of such Person.  In addition, nothing contained herein shall preclude Seller from selling or otherwise disposing of obsolete inventory.

(b)

During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.1(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)

If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.1(c), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)

the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii)

the right and remedy to recover from the Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.1.

(iii)

Seller acknowledges that the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.1 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.2

Governmental Approvals and Consents.

(a)

Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)

Buyer acknowledges that is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and will until at least one year after issuance of all Shares or Warrants contemplated in this Agreement: (i) file all required reports under section 13 or 15(d) of the Exchange Act, as applicable, following the Closing Date, other than Form 8-K reports; and (ii) submitted electronically and posted on its corporate Web site every Interactive Data File  required to be submitted and posted pursuant to Rule 405 of Regulation S-T, following the Closing Date.

(c)

Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 and Section 5.3 of the Disclosure Schedules.

(d)

Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (c) above, each of the parties hereto shall use all reasonable best efforts to:

(i)

respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)

avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)

in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(e)

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)

Notwithstanding the foregoing, nothing in this Section 6.2 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets (except for the Intellectual Property), businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.3

Books and Records.

(a)

In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing Date, or for any other reasonable purpose, for a period of three years after the Closing Date, Seller shall retain the Books and Records (including personnel files) relating to periods prior to the Closing Date in a manner reasonably consistent with the prior practices of Seller; and

(b)

In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing Date, or for any other reasonable purpose, for a period of three years following the Closing Date, Seller shall:

(i)

retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing Date; and

(ii)

upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records relating to the Purchased Assets.

(c)

Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.3 where such access would violate any Law.

Section 6.4

Public Announcements.  Unless otherwise required by applicable Law, (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding the foregoing, the Parties acknowledge that Buyer, as an affiliate of a public company, is required by Law to disclose this Agreement in appropriate filings with the U.S.  Securities and Exchange Commission and might be required to issue press releases or other announcements concerning this Agreement.

Section 6.5

Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.6

Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due, except that Buyer shall be responsible for all such taxes in the State of Florida when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary), except that Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees in the State of Florida (and Seller shall cooperate with respect thereto as necessary)..

Section 6.7

Tax Clearance Certificates.  If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.8

Further Assurances.  Following the Closing Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

PAYMENT CONDITIONS

Section 7.1

Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(a)

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)

Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.3, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.2

Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing Date, of each of the following conditions:

(a)

The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date

(c)

No Action shall have been commenced against Buyer or Seller, which would prevent the Transactions from proceeding. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)

All approvals, consents and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing Date.

(e)

From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)

Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(g)

Any Encumbrances relating to the Purchased Assets shall have been released in full and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in this Section 7.2 have been satisfied (the “Seller Certificate”).

(i)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)

Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.3

Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing Date, of each of the following conditions:

(a)

The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)

No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)

All approvals, consents and waivers that are listed on Section 5.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing Date.

(e)

Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

(f)

Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Certificate”).

(g)

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)

Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1

Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing Date and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.12, Section 5.1, Section 5.2 and Section 5.3 shall survive indefinitely and the representations and warranties in Section 4.9 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing Date indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2

Indemnification By Seller.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)

any Excluded Asset or any Excluded Liability; or

(d)

any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.3

Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)

any Assumed Liability; or

(d)

any Third Party Claim based upon, resulting from or arising out of the business operations, properties, assets or obligations of Buyer or any of its Affiliates (including the Purchased Assets or Assumed Liabilities) conducted, existing or arising after the Closing Date.

Section 8.4

Certain Limitations.  The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)

Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.3, Section 4.9, Section 4.11 and Section 4.12 (the “Buyer Basket Exclusions”), until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds .5% of the Purchase Price, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)

Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1, Section 5.2 and Section 5.3 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds .5% of the Purchase Price, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)

For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)

Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

Section 8.5

Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than [30] calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Section 8.6

Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within [ten] days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 8.7

Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.8

Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.9

Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding the date such payment has been made, at a rate per annum equal to five percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.10

Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.11

Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.12

Exclusive Remedies.  Subject to Section 6.1 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

ARTICLE IX

MISCELLANEOUS

Section 9.1

Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.2

Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller:	Seen on TV, LLC Facsimile: [FAX NUMBER] E-Mail: MB2@AsSeenOnTV.com Attention: Mary Beth Gearhart, Manager
With a copy to:	Harter Secrest & Emery LLP Facsimile: 585-232-2152 E-mail: jcasion@hselaw.com Attention: Joseph Casion
If to Buyer:	TV Goods, Inc. Facsimile: 727-330-7843 E-mail: Kevin@tvgoodsinc.com Attention: Kevin Harrington, Chairman of the Board
With a copy to:	Lewis Brisbois Bisgaard & Smith, LLP Facsimile: 813-739-1919 E-mail: sholtzman@lbbslaw.com Attention: Steven Holtzman

Section 9.3

Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.4

Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5

Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.6

Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.7

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.8

No Third-party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9

Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

(b)

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF TAMPA AND COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 9.11

Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“SELLER” SEEN ON TV, LLC, a Delaware limited liability company By: /s/ MB Gearhart Name: Mary Beth Gearhart Title: Managing Member	“BUYER” TV GOODS, INC., a Florida corporation By: /s/ Steve Rogai Name: Steve Rogai Title: CEO
/s/ MB Gearhart MARY BETH GEARHART, a Florida Resident	AS SEEN ON TV, INC., a Florida Corporation By: /s/ Steve Rogai Name: Steve Rogai Title: CEO

EXHIBIT A

Binding Letter Agreement

EXHIBIT B

One Year Lock up Agreement

EXHIBIT C

Delivery Waiver

EXHIBIT D

Bill of Sale